For Immediate Release


Press Contacts:           Charles T. Jensen                  David A. Kaminer
                          NeoMedia Technologies, Inc.        The Kaminer Group
                          (239) 337-3434                     (914) 684-1934
                          cjensen@neom.com                   dkaminer@kamgrp.com


        NEOMEDIA TECHNOLOGIES COMPLETES ACQUISITION OF CSI INTERNATIONAL,
             HISTORICALLY PROFITABLE TECHNOLOGY AND PRODUCTS LEADER


FORT MYERS, FL, Feb. 10, 2004 - NeoMedia Technologies, Inc. (OTCBB: NEOM), said today it has completed acquisition of CSI International Inc., of Calgary, Alberta, Canada, a private, profitable technology and products company and a recognized leader in the chemical solutions and micro paint repair industry.

         Charles T. Jensen, President, COO and acting CEO of NeoMedia, said the acquisition, announced in an LOI last November, was completed following due diligence for $2.5 million in cash and 7 million shares of NeoMedia stock. The new company, to be known as NeoMedia Micro Paint Repair Inc., will operate as a wholly owned subsidiary headquartered in Calgary, with Stanton Hill, its former CEO, the executive in charge of day-to-day activities, reporting to Jensen. Administration will be centralized in Fort Myers.

         Jensen said that the NeoMedia parent company "plans to build on well-established inroads established by CSI for sales of its technology to automotive and chemical multinationals."

         Brian Edwards, business manager for DuPont(R) Performance Coatings Canada, said that, "CSI International Inc. is a Canadian-based company that has pioneered a highly progressive micro paint repair approach targeted for the cosmetic and appearance repairs of automotive vehicles. DuPont is pleased to announce that CSI International Inc., with its micro repair technology experience, has coupled with DuPont Performance Coatings paint, color management and automotive coatings experience, and has established a useful and highly productive micro repair paint system. The intent of this work is to provide potential users with a fast, safe and seamless micro repair system for the repair of small cosmetic and appearance damage to automotive vehicles." Jensen called the closing of the acquisition "a great day and the beginning of an exciting chapter for NeoMedia and our shareholders. CSI is an important addition to NeoMedia's portfolio of proprietary technology. Like NeoMedia, CSI has developed a new technology. Using trade secrets, Stanton Hill has created products which can now be licensed to customers around the world."

ABOUT NEOMEDIA TECHNOLOGIES, INC. NeoMedia Technologies, Inc. (www.neom.com), is a developer and international marketer of software and patented technologies which link products, print, and physical objects directly to targeted online data, with expertise in homeland security and e-authentication applications. NeoMedia markets PaperClick(TM) and PaperClick For Cell/Mobile Phones(TM), which link physical information and objects to the Internet, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

ABOUT NEOMEDIA MICRO PAINT REPAIR, INC.

NeoMedia Micro Paint Repair, Inc., is a wholly owned subsidiary of NeoMedia Technologies, Inc., formerly known as CSI International Inc. (www.csi-intl.com). Thirteen years old, the company is based in Calgary, Alberta, Canada, and specializes in products and services for the worldwide micro paint repair industry, including a system and processes utilizing proprietary technology.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick and PaperClick For Cell/Mobile Phones are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.


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